Exhibit 99.1

May 6, 2014

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES FIRST QUARTER 2014 RESULTS

Continued Margin Expansion Driven by Aggregates Demand Recovery

Birmingham, Alabama – May 6, 2014 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the first quarter ending March 31, 2014.

First Quarter Summary (compared with prior year’s first quarter)

•	Net sales increased $44 million, or 9 percent
•	Gross profit increased $16 million, or 93 percent. Gross profit margin increased 270 basis points
•	Aggregates segment gross profit improved $14 million, or 55 percent
o	Shipments increased 6 percent, or 1.8 million tons
o	Pricing increased 2 percent

o   Cash gross profit per ton improved 8 percent

•	Non-aggregates gross profit improved approximately $3 million
•	Earnings from continuing operations were $0.41 per diluted share. Included in the current year results are:
o	$1.04 per diluted share of income related to the sale of the Company’s Florida-area cement and concrete assets in March
o	$0.35 per diluted share in charges to interest expense referable to the $506 million of debt purchased in March
o	Adjusted for these one-time items, earnings from continuing operations were a loss of $0.28 per diluted share versus a loss of $0.47 per diluted share in the prior year
•	Adjusted EBITDA was $39 million as compared to $26 million

Don James, Chairman and Chief Executive Officer, said, “Our aggregates business reported solid growth in the first quarter despite extremely cold weather in most of our markets, and we remain confident in the full year expectations we announced in early February. We continue to experience strengthening demand in each of our end markets and across most of our footprint. Our operations and sales teams continue to deliver strong incremental margins. On a 6 percent increase in aggregates volume, our teams delivered a 55 percent increase in aggregates gross profit – despite the production and shipping challenges that come with a cold, wet winter. Aggregates pricing continues to benefit from improving demand, and we are realizing price improvements across virtually all of our markets.

“Although construction activity and aggregates consumption remain far below historical levels, our aggregates shipments have now increased year-over-year for four consecutive quarters. With the strength of our aggregates reserves positions, our continuing profit enhancements, the divestitures of non-strategic operations, and significant debt reduction, Vulcan remains very well positioned to grow earnings faster than sales during this period of aggregates demand recovery.”

Commentary on First Quarter 2014 Segment Results

Aggregates

Aggregates segment total revenue increased 13 percent and gross profit increased 55 percent versus the prior year. Gross profit as a percent of total segment revenues increased 260 basis points versus the prior year.

Aggregates shipments increased 6 percent versus the prior year despite abnormally cold weather in most of our markets. Shipments in California, Florida, Georgia, Illinois and Texas showed strength, each increasing by more than 15 percent versus the first quarter of last year. In contrast, first quarter shipments in certain other markets were lower versus the prior year due to unfavorable weather, including key markets in Virginia, North Carolina and South Carolina.

Overall, pricing increased 2 percent versus the prior year’s first quarter. Prices improved broadly with virtually all of the Company’s markets realizing price increases in the quarter versus the prior year. Despite the unfavorable weather impact, cash gross profit per ton of aggregates continued to expand, increasing 8 percent above the prior year.

Asphalt, Concrete and Cement

Gross profit from non-aggregates businesses improved $3 million versus the prior year due mostly to higher volume and materials margin in the Asphalt Mix segment. Concrete segment gross profit improved $1 million versus the first quarter of last year. Unit profitability for asphalt and concrete, as measured by materials margin, increased 7 percent and 11 percent, respectively, versus the prior year level.

Other Items

On March 7, 2014, the Company completed the sale of its cement and concrete operations in the Florida area for gross proceeds of $720 million. This transaction resulted in a pretax gain of $230 million and related charges of $9 million. In the two months prior to the sale, these operations reported a gross profit loss of $4 million.

Additionally, during the first quarter, the Company completed its tender offer to purchase $506 million principal amount of its outstanding debt. Charges associated with this transaction increased first quarter net interest expense by $73 million.

Consistent with Vulcan’s ongoing strategy to generate value through effective land management, the Company completed the sale of two reclaimed former operating sites in the first quarter. Total gross proceeds of $18 million were realized with associated gains of $6 million.

2014 Outlook

Regarding the Company’s 2014 outlook, Mr. James stated, “Vulcan-served markets are expected to outperform other markets, led by continued improvement in private construction activity. Leading indicators such as housing starts, nonresidential contract awards and employment continue to show favorable growth trends in Vulcan-served markets. Additionally, we continue to pursue a number of large-scale transportation and industrial projects, which we are well positioned to supply. While timing can be difficult to forecast, we expect these projects to play a meaningful role in our full year volumes in 2014. Additionally, we expect any shipment delays due to severe winter weather in the first quarter to be recovered during the remainder of the year.

“Trailing twelve month aggregates shipments have increased for four consecutive quarters and we expect this volume growth to provide positive momentum for broad-based price growth. This top-line growth in aggregates coupled with tight management of our production costs should result in further margin expansion in aggregates.

“We remain optimistic about the volume and margin opportunities for 2014 and beyond as underlying fundamentals that help drive aggregates demand continue to improve. Sales momentum over the last twelve months supports our confidence in the full year aggregates volume and price growth projections we provided in February. In our non-aggregates businesses, we expect full year volume and price improvements in both asphalt and our continuing concrete businesses, driven mostly by increased private construction activity.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CDT on May 6, 2014. A live webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties in the U.S. may also access the teleconference live by calling 855-877-0343 approximately 10 minutes before the scheduled start. International participants can dial 678-509-8772. The access code is 33654085. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, and a major producer of asphalt mix and concrete.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; changes in Vulcan’s effective tax rate that can adversely impact results; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event such infrastructure does not work as intended or experiences technical difficulties or is subjected to cyber attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of Vulcan's below investment grade debt rating on Vulcan's cost of capital; volatility in pension plan asset values and liabilities which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; Vulcan’s ability to implement successfully a management succession plan; the potential of goodwill or long-lived asset impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

(Amounts and shares in thousands, except per share data)

	Three Months Ended
Consolidated Statements of Earnings	March 31
(Condensed and unaudited)	2014	2013
Net sales	$548,496	$504,554
Delivery revenues	25,924	33,608
Total revenues	574,420	538,162
Cost of goods sold	514,404	486,899
Delivery costs	25,924	33,608
Cost of revenues	540,328	520,507
Gross profit	34,092	17,655
Selling, administrative and general expenses	66,119	64,655
Gain on sale of property, plant & equipment
and businesses, net	236,364	4,110
Restructuring charges	-	(1,509)
Other operating expense, net	(9,668)	(5,659)
Operating earnings (loss)	194,669	(50,058)
Other nonoperating income, net	2,825	2,373
Interest expense, net	120,089	52,752
Earnings (loss) from continuing operations
before income taxes	77,405	(100,437)
Provision for (benefit from) income taxes	22,900	(38,818)
Earnings (loss) from continuing operations	54,505	(61,619)
Earnings (loss) on discontinued operations, net of taxes	(510)	6,783
Net earnings (loss)	$53,995	($54,836)
Basic earnings (loss) per share
Continuing operations	$0.42	($0.47)
Discontinued operations	($0.01)	$0.05
Net earnings (loss)	$0.41	($0.42)

Diluted earnings (loss) per share
Continuing operations	$0.41	($0.47)
Discontinued operations	$0.00	$0.05
Net earnings (loss)	$0.41	($0.42)
Weighted-average common shares outstanding
Basic	130,810	130,186
Assuming dilution	132,314	130,186
Dividends declared per share	$0.05	$0.01
Depreciation, depletion, accretion and amortization	$69,378	$75,597
Effective tax rate from continuing operations	29.6%	38.6%

Table B

Vulcan Materials Company

and Subsidiary Companies

(Amounts in thousands, except per share data)

Consolidated Balance Sheets	March 31	December 31	March 31
(Condensed and unaudited)	2014	2013	2013
Assets
Cash and cash equivalents	$268,773	$193,738	$188,081
Restricted cash	63,024	-	-
Accounts and notes receivable
Accounts and notes receivable, gross	353,601	344,475	328,202
Less: Allowance for doubtful accounts	(5,264)	(4,854)	(6,030)
Accounts and notes receivable, net	348,337	339,621	322,172
Inventories
Finished products	258,007	270,603	267,783
Raw materials	19,431	29,996	27,148
Products in process	875	6,613	6,168
Operating supplies and other	27,520	37,394	39,475
Inventories	305,833	344,606	340,574
Current deferred income taxes	39,591	40,423	38,844
Prepaid expenses	28,184	22,549	24,762
Assets held for sale	-	10,559	12,929
Total current assets	1,053,742	951,496	927,362
Investments and long-term receivables	42,137	42,387	41,707
Property, plant & equipment
Property, plant & equipment, cost	6,340,034	6,933,602	6,675,569
Reserve for depreciation, depletion & amortization	(3,446,744)	(3,621,585)	(3,507,394)
Property, plant & equipment, net	2,893,290	3,312,017	3,168,175
Goodwill	3,081,521	3,081,521	3,086,043
Other intangible assets, net	633,870	697,578	694,659
Other noncurrent assets	167,675	174,144	160,529
Total assets	$7,872,235	$8,259,143	$8,078,475
Liabilities
Current maturities of long-term debt	$171	$170	$140,604
Trade payables and accruals	150,628	139,345	116,677
Other current liabilities	190,069	159,620	212,572
Total current liabilities	340,868	299,135	469,853
Long-term debt	2,006,782	2,522,243	2,525,420
Noncurrent deferred income taxes	693,234	701,075	614,405
Deferred revenue	218,946	219,743	73,392
Other noncurrent liabilities	581,286	578,841	680,476
Total liabilities	3,841,116	4,321,037	4,363,546
Equity
Common stock, $1 par value	130,802	130,200	129,952
Capital in excess of par value	2,651,949	2,611,703	2,585,696
Retained earnings	1,343,294	1,295,834	1,220,512
Accumulated other comprehensive loss	(94,926)	(99,631)	(221,231)
Total equity	4,031,119	3,938,106	3,714,929
Total liabilities and equity	$7,872,235	$8,259,143	$8,078,475

Table C

Vulcan Materials Company

and Subsidiary Companies

(Amounts in thousands)

	Three Months Ended
Consolidated Statements of Cash Flows		March 31
(Condensed and unaudited)	2014	2013
Operating Activities
Net earnings (loss)	$53,995	($54,836)
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	69,378	75,597
Net gain on sale of property, plant & equipment and businesses	(236,364)	(17,141)
Contributions to pension plans	(1,355)	(1,132)
Share-based compensation	4,319	4,933
Excess tax benefits from share-based compensation	(2,997)	(856)
Deferred tax provision	(7,648)	(39,918)
Cost of debt purchase	72,949	-
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	40,127	22,349
Other, net	2,624	(1,863)
Net cash used for operating activities	(4,972)	(12,867)
Investing Activities
Purchases of property, plant & equipment	(46,006)	(26,851)
Proceeds from sale of property, plant & equipment	17,785	1,623
Proceeds from sale of businesses, net of transaction costs	720,056	18,164
Payment for businesses acquired, net of acquired cash	-	(60,212)
Increase in restricted cash	(63,024)	-
Other, net	-	2
Net cash provided by (used for) investing activities	628,811	(67,274)
Financing Activities
Payment of current maturities, long-term debt & line of credit	(579,676)	(10,016)
Proceeds from issuance of common stock	22,808	-
Dividends paid	(6,531)	(1,299)
Proceeds from exercise of stock options	11,599	3,203
Excess tax benefits from share-based compensation	2,997	856
Other, net	(1)	-
Net cash used for financing activities	(548,804)	(7,256)
Net increase (decrease) in cash and cash equivalents	75,035	(87,397)
Cash and cash equivalents at beginning of year	193,738	275,478
Cash and cash equivalents at end of period	$268,773	$188,081

Table D

Segment Financial Data and Unit Shipments

(Amounts in thousands, except per unit data)

	Three Months Ended
		March 31
	2014	2013
Total Revenues
Aggregates (a)
Segment revenues	$404,266	$358,999
Intersegment sales	(43,432)	(33,604)
Net sales	360,834	325,395
Concrete (b)
Segment revenues	96,009	99,889
Net sales	96,009	99,889
Asphalt Mix
Segment revenues	83,019	67,287
Net sales	83,019	67,287
Cement (c).
Segment revenues	17,859	22,693
Intersegment sales	(9,225)	(10,710)
Net sales	8,634	11,983
Totals
Net sales	548,496	504,554
Delivery revenues	25,924	33,608
Total revenues	$574,420	$538,162
Gross Profit
Aggregates	$38,477	$24,786
Concrete	(9,226)	(10,079)
Asphalt Mix	4,711	1,937
Cement	130	1,011
Total	$34,092	$17,655
Depreciation, Depletion, Accretion and Amortization
Aggregates	$54,622	$55,889
Concrete	6,037	7,976
Asphalt Mix	2,400	2,037
Cement	1,058	3,906
Other	5,261	5,789
Total	$69,378	$75,597
Unit Shipments
Aggregates customer tons (d)	27,268	25,601
Internal tons (e)	2,360	2,258
Aggregates - tons	29,628	27,859
Ready-mixed concrete - cubic yards	958	1,023
Asphalt Mix - tons	1,441	1,229

Cement customer tons	76	122
Internal tons (e)	96	126
Cement - tons	172	248
Average Unit Sales Price (including internal sales)
Aggregates (freight-adjusted) (f)	$10.94	$10.72
Ready-mixed concrete	$95.41	$92.02
Asphalt Mix	$53.07	$53.76
Cement	$92.51	$82.92

(a)	Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.
(b)	Includes ready-mixed concrete, concrete block, precast concrete, as well as building materials purchased for resale. On March 7, 2014, we sold our concrete business in the Florida area.
(c)	Includes cement and calcium products. On March 7, 2014, we sold our cement business in the Florida area.
(d)	Includes tons marketed and sold on behalf of a third-party pursuant to a volumetric production payment (VPP) agreement.
(e)	Represents tons shipped primarily to our other operations (i.e., asphalt mix and ready-mixed concrete). Revenue from internal shipments is not included in net sales, or total revenue as presented above and in the accompanying Condensed Consolidated Statements of Earnings.
(f)	Freight-adjusted sales price is calculated as total sales dollars less freight to remote distribution sites divided by total sales units.

Table E

1. Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows is summarized below:

(Amounts in thousands)

	Three Months Ended
		March 31
	2014	2013
Cash Payments
Interest (exclusive of amount capitalized)	$83,801	$1,426
Income taxes	3,209	584

Noncash Investing and Financing Activities
Accrued liabilities for purchases of property, plant & equipment	16,035	5,404

2. Reconciliation of Non-GAAP Measures

Generally Accepted Accounting Principles (GAAP) does not define "free cash flow," "Aggregates segment cash gross profit," "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and "cash earnings." Thus, free cash flow should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP. Likewise, Aggregates segment cash gross profit, EBITDA and cash earnings should not be considered as alternatives to earnings measures defined by GAAP. We present these metrics for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance and to monitor our cash and liquidity positions. The investment community often uses these metrics as indicators of a company's ability to incur and service debt and to assess the operating performance of a company's businesses. We use free cash flow, Aggregates segment cash gross profit, EBITDA, cash earnings and other such measures to assess liquidity and the operating performance of our various business units and the consolidated company. Additionally, we adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period. We do not use these metrics as a measure to allocate resources. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Free Cash Flow

Free cash flow deducts purchases of property, plant & equipment from net cash provided by operating activities.

(Amounts in thousands)

	Three Months Ended
		March 31
	2014	2013
Net cash used for operating activities	($4,972)	($12,867)
Purchases of property, plant & equipment	(46,006)	(26,851)
Free cash flow	($50,978)	($39,718)

Aggregates Segment Cash Gross Profit

Aggregates segment cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization (DDA&A) to Aggregates segment gross profit.

(Amounts in thousands)

	Three Months Ended
		March 31
	2014	2013
Aggregates segment
Gross profit	$38,477	$24,786
DDA&A	54,622	55,889
Aggregates segment cash gross profit	$93,099	$80,675

Table F

Reconciliation of Non-GAAP Measures (Continued)

EBITDA, Cash Earnings and Adjusted EBITDA

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization. Cash earnings adjusts EBITDA for net interest expense and current taxes.

(Amounts in thousands)

	Three Months Ended
		March 31
	2014	2013

Reconciliation of Net Earnings to EBITDA and Cash Earnings

Net earnings (loss)	$53,995	($54,836)
Provision for (benefit from) income taxes	22,900	(38,818)
Interest expense, net	120,089	52,752
(Earnings) loss on discontinued operations, net of taxes	510	(6,783)
EBIT	197,494	(47,685)
Depreciation, depletion, accretion and amortization	69,378	75,597
EBITDA	$266,872	$27,912
Interest expense, net	(120,089)	(52,752)
Current taxes	(30,658)	4,407
Cash earnings	$116,125	($20,433)

Adjusted EBITDA and Adjusted EBIT

EBITDA	$266,872	$27,912
Gain on sale of real estate and businesses	(236,020)	(3,259)
Charges associated with divestitures	9,107	-
Amortization of deferred revenue	(984)	(253)
Restructuring charges	-	1,509
Adjusted EBITDA	$38,975	$25,909
Depreciation, depletion, accretion and amortization	(69,378)	(75,597)
Amortization of deferred revenue	984	253
Adjusted EBIT	($29,419)	($49,435)

EBITDA Bridge	Three Months Ended
(Amounts in millions)	March 31
Actual EBITDA	$28
Plus: Gain on sale of real estate and businesses	(3)
Restructuring charges	1
Amortization of deferred revenue	-
Adjusted EBITDA	26

Increase / (Decrease) due to
Aggregates: Volumes	9
Selling prices	7
Costs and other items	(4)
Concrete	(1)
Asphalt Mix	3
Cement	(4)
Selling, administrative and general expenses	(1)
Other	4
Adjusted EBITDA	39

Plus: Gain on sale of real estate and businesses	236
Charges associated with divestitures	(9)
Amortization of deferred revenue	1
Actual EBITDA	$267

Table G

Reconciliation of Non-GAAP Measures (Continued)

2014 Results Adjusted for Disposition Transaction and Debt Purchase

The impacts of the disposition (gain and related charges referable to the sale of Florida area cement and concrete businesses) as well as the debt purchase to our first quarter 2014 results is presented below:

              (Amounts and shares in thousands, except per share data)

Consolidated Statements of Earnings	March 31, 2014	Disposition	Debt
(Condensed and unaudited)	As Reported [1]	Transaction [2]	Purchase [3]	Adjusted [4]

Net sales	$548,496			$548,496
Delivery revenues	25,924			25,924
Total revenues	574,420	-	-	574,420
Cost of goods sold	514,404			514,404
Delivery costs	25,924			25,924
Cost of revenues	540,328	-	-	540,328
Gross profit	34,092	-	-	34,092
Selling, administrative and general expenses	66,119	(1,000)		65,119
Gain on sale of property, plant & equipment
and businesses, net	236,364	(230,061)		6,303
Other operating expense, net	(9,668)	8,112		(1,556)
Operating earnings (loss)	194,669	(220,949)	-	(26,280)
Other nonoperating income, net	2,825			2,825
Interest expense, net	120,089		(72,949)	47,140
Earnings (loss) from continuing operations
before income taxes	77,405	(220,949)	72,949	(70,595)
Provision for (benefit from) income taxes	22,900	(83,342)	26,853	(33,589)
Earnings (loss) from continuing operations	$54,505	($137,607)	$46,096	($37,006)

Basic earnings per share - Continuing operations	$0.42			($0.28)
Diluted earnings per share - Continuing operations	$0.41			($0.28)

Weighted-average common shares outstanding
Basic	130,810			130,810
Assuming dilution	132,314			132,314

[1]	Represents results of operations as of March 31, 2014 as reported in Table A.
[2]	Represents the one-time gain on disposition of our Florida area cement and concrete businesses, adjusted for disposition related charges.
[3]	Represents the one-time cost to purchase $506.4 million principal amount of outstanding debt.
[4]	Represents the results of operations after adjustments for the disposition transaction and debt purchase.